Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We do hereby consent to the use of our name in “Item 2. Properties” of the Annual Report on Form 10-K of Stone Energy Corporation for the year ended December 31, 2017, and to the incorporation by reference thereof into the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-217961) of Stone Energy Corporation and the related Prospectus, and

(2)
Registration Statement (Form S-4 No. 333-222341) and the related Consent Solicitation Statement/Prospectus of Sailfish Energy Holdings Corporation, a direct wholly owned subsidiary of Stone Energy Corporation;

and, to the inclusion of our report dated January 12, 2018, in the Annual Report on Form 10-K of Stone Energy Corporation for the year ended December 31, 2017.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By: /s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
March 9, 2018